UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2013

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 240 Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On December 19, 2013, OvaScience, Inc.(“OvaScience”) and Intrexon Corporation (“Intrexon”) announced an agreement to access Intrexon’s portfolio of technologies to accelerate the development of OvaScience’s OvaTureSM technology platform. Separately, the companies established a Joint Venture, called OvaXon, to combine their proprietary technology platforms to pursue the development of products within fields-of-use defined under the Joint Venture, which include prevention of genetic disease and animal health.

Collaboration with Intrexon to Accelerate Development of OvaTure

On December 18, 2013, OvaScience entered into a collaboration agreement (the “OvaTure Collaboration”) with Intrexon governing the use of Intrexon’s synthetic biology technology platform for the accelerated development of OvaScience’s OvaTure platform.  The OvaTure Collaboration provides that Intrexon will deliver laboratory and animal data to support the successful filing of an investigational new drug application (“IND”) for OvaTure.  Upon the delivery of laboratory and animal data necessary to support the successful filing of an IND application, OvaScience will pay Intrexon a mid-single digit royalty on net sales of OvaTure products, and the exact royalty will depend upon whether Intrexon completes the Milestone by the targeted deadline of two years after technology transfer.

OvaScience issued to Intrexon 273,224 shares of common stock upon the execution of the OvaTure Collaboration, shall pay an additional technology access fee of $2.5 million in cash one year after execution of the agreement and a commercial milestone payment three months after the first commercial sale of OvaTure.  The shares issued to Intrexon are subject to “piggy-back” registration rights that entitle Intrexon to have the shares included in any new registration statement filed in connection with an underwritten public offering, subject to underwriter cutback.  The piggy-back registration rights will not be triggered by any offering subject to a previously filed registration statement, including OvaScience’s current universal shelf registration statement.

OvaScience may terminate the OvaTure Collaboration after ninety (90) days prior written notice, and either party may terminate after a material breach by the other party that is not cured within sixty (60) days.  OvaScience may assign the OvaTure Collaboration in the event of a change of control transaction.  In the event that OvaScience pursues the OvaTure program on its own after terminating the OvaTure Collaboration, the royalty will apply if Intrexon intellectual property is utilized.

Joint Venture with Intrexon

On December 18, 2013, OvaScience also entered into a joint venture with Intrexon to leverage Intrexon’s synthetic biology technology platform and OvaScience’s technology relating to egg precursor cells to pursue the development of products within fields-of-use defined under the Joint Venture, which include prevention of genetic disease and animal health.

OvaScience and Intrexon formed OvaXon, LLC (“OvaXon”) to conduct the joint venture.  Each party contributed $1.5 million to OvaXon and each has a 50% equity interest, and research and development costs and profits to be split accordingly.  OvaXon will be governed by a board of managers, which initially will have equal representation by OvaScience and Intrexon.  Pursuant to an Intellectual Property License between OvaScience and OvaXon, OvaScience licensed its technology in the field of the joint venture to OvaXon, and OvaXon entered into a collaboration agreement with Intrexon to develop the OvaScience technology in the field utilizing Intrexon’s synthetic biology platform.

In connection with entering into the joint venture with Intrexon, we amended our license agreement with MGH to specify and clarify that certain human and animal applications were part of the field.

Item 3.02: Unregistered Sale of Equity Securities.

The disclosure in Item 1.01 is incorporated herein by reference thereto. The issuance of the shares issued upon execution of the OvaTure Collaboration will not be registered under the Securities Act of 1933 at the time of issuance, and therefore may not be offered or sold in the United States absent registration or an exemption from registration requirements.  For these issuances, OvaScience intends to rely on the exemption under Section 4(a)(2) of the Securities Act.

Item 9.01: Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                        Press Release of OvaScience, Inc. and Intrexon Corporation dated December 19, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

/s/ Michelle Dipp, M.D., Ph.D.
Date: December 19, 2013
Michelle Dipp, M.D., Ph.D.
President and Chief Executive Officer